UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 3, 2006

RASER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

UTAH	0-306567	87-0638510
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 765-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 3, 2006, the Compensation Committee of the Board of Directors (the “Board”) of Raser Technologies, Inc. (“Raser”) approved a new compensation plan for its outside directors. Cash compensation for outside directors under the new plan will include (i) an $8,000 annual retainer, (ii) Board meeting fees of $10,000 per year (flat fee for board meeting participation regardless of the number of board meetings involved), (iii) committee fees of $15,000 per year (flat fee for committee participation, regardless of the number of committees involved) and (iv) annual committee chairman fees of $15,000 for the Audit Committee, $5,000 for the Nominating Committee and $5,000 for the Compensation Committee. The standard equity package under the new plan will consist of stock awards, each award having a nominal value of $95,000 as of the date of the Annual Meeting of Shareholders (with the actual share award rounded to the nearest round lot of 100 shares).

Current outside directors are allowed to transition to the new plan by making an election within 30 days of the plan’s adoption by the Shareholders or the Annual Meeting of Shareholders in subsequent years. Any director who elects to adopt the new plan will retain all options vested up to that point under previous compensation arrangements and forfeit all unvested options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2006

Raser Technologies, Inc.

By:	/s/ William Dwyer
Name:	William Dwyer
Title:	Chief Financial Officer